EXHIBIT 10.9

                              CONSULTING AGREEMENT

This Agreement is between Amerifirst Financial Services, Inc., 814 A1A North, Suite 300, Ponte Vedra Beach, FL 32082, (together with its affiliates "Amerifirst") and Systems for Advanced Risk Analysis, L.P., 10010 San Pedro Avenue, Suite 650, San Antonio, Texas 78216, (together with its affiliates "S.A.R.A.").

                              W I T N E S S E T H:

WHEREAS, Amerifirst desires to assure itself of the Non-Exclusive services of S.A.R.A. and desires to enter into an Non-Exclusive Consulting Agreement of Services with S.A.R.A., upon the terms and conditions hereinafter set forth; and

WHEREAS, S.A.R.A. is desirous of entering into such an agreement of Consulting Services;

NOW, THEREFORE, in consideration of this Agreement and the mutual promises and covenants hereinafter set forth, Amerifirst agree as follows:

1.1.  Duties

      A. Amerifirst shall submit viatical or senior settlement files, which include all medical and other information needed to produce a life expectancy estimate. Amerifirst warrants that such files fully contain accurate and complete information. Files may be transmitted electronically in a secure manner or in hard copy to S.A.R.A. at 10010 San Pedro Avenue, Suite 650, San Antonio, Texas 78216, or to such other addresses as S.A.R.A. shall designate. Hard copy files shall consist of single sided copies. Amerifirst shall submit a volume of files and file sizes as shall be agreed upon by Amerifirst and S.A.R.A.

      B. S.A.R.A. shall review submitted files in timely fashion. If necessary, S.A.R.A. may contact attending physicians or providers to obtain clarification or verbal updates, provided files contain the respective physician or provider's name, address and phone number and provided files contain an authorization for release of information. However, Amerifirst shall be responsible for ordering any attending physician statements, paramedical exams or other medical or underwriting information that may be required.

      C. Based on information included in files provided by Amerifirst, S.A.R.A. will produce a Mortality Profile Report, similar in format to the attached sample report, Exhibit A, which is attached and incorporated into this agreement. Mortality Profile Reports shall include an estimate of life expectancy.

      D. Life expectancy estimates (LE's) may be based on underwriting "table ratings" converted into LE's by use of mortality tables, statistical studies, and clinical judgment or by some combination of the above. S.A.R.A. will use its best professional judgment in estimating life expectancy. However, S.A.R.A. will not be
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            liable for the accuracy or appropriateness of any mortality tables used or for any mortality rating or estimated life expectancy provided; it being recognized that life expectancy estimates are by their very nature imprecise.

      E. Only Amerifirst shall use Mortality Profile Reports prepared by S.A.R.A.. Amerifirst shall indemnify and hold S.A.R.A. harmless from any third party who may, in whole or in part, directly or indirectly rely on such reports prepared by S.A.R.A..

1.2.  Tracking Services

      This provision (1.2 Tracking Services) shall be considered a distinguishable part of this consulting agreement as to Duties, Compensation and Term and Termination only. This provision provides for additional services upon the written request of Amerifirst Financial Services, Inc. Upon the written request of Amerifirst Financial Services, Inc., S.A.R.A. shall provide the Tracking Services as per the Duties and Compensation provisions outlined below. The Tracking Services part of this consulting agreement may be terminated by either party in writing at any time.

      Duties.

      A. Amerifirst shall submit required information, which will include all necessary data needed to identify an individual and their contacts for tracking their life.

      B. S.A.R.A. shall enter the information on its system, issue a quarterly check for $10.00, record the cashing of the check, follow up on all un-cashed checks with appropriate contacts, provide social security checks and notify Amerfirst of the death of tracked individual.

      Compensation.

      A. S.A.R.A. will be paid $75.00 per individual for set up on S.A.R.A.'s system.

      B. S.A.R.A. will be paid $125.00 annually in advance for each year an individual is tracked, commencing with assignment of tracking and 90 days before the anniversary of the next tracking year.

2. Term. This Agreement shall become effective on November 1, 2002 and shall continue for a term of ninety (90) days. Thereafter, this Agreement shall renew automatically for subsequent ninety (90) day terms, unless terminated in writing by either party.

3. Compensation. S.A.R.A. will be paid $250.00 for each file reviewed of up to 250 single sided pages. There may be additional charges for files in excess of 250 single sided pages which Amerifirst and S.A.R.A. shall agree to before any analysis is begun. Also, Amerifirst shall reimburse S.A.R.A. for any expenses it incurs in returning files to Amerifirst. S.A.R.A. shall be compensated $125 for the re-review of a file, provided such re-review is requested within three (3) months of S.A.R.A.'s initial review. Re-review of files submitted after three (3) months will be treated as a new submission.


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      Amerifirst shall pay S.A.R.A. within fifteen (15) days of receipt of any invoice for files reviewed. Past due bills shall bear interest at the rate of 1.5% per month.

4. Termination. After the initial ninety (90) day term, either party may terminate this Agreement upon giving fifteen (15) days advance written notice to the other party.

5. Non-Solicitation. During the term of this Agreement and for a period of two years thereafter, Amerifirst and S.A.R.A. agree not to solicit or interfere with the other party's employees, subcontractors or agents for employment or contracting without the express advance written approval of the other party. The parties further agree that any violation of this provision will be cause for entry of a preliminary, temporary or permanent mandatory or restraining injunctions, orders, judgments or decrees as may be necessary to protect the non-defaulting party. In the event such action becomes necessary to enforce this provision of the agreement, the prevailing party shall be entitled to payment of its reasonable attorney's fees and court costs.

6. Independent Contractor. It is understood and agreed that S.A.R.A. is acting as an independent contractor in rendering services pursuant to this Agreement and its employees and subcontractors are not employees of Amerifirst. As an Independent Contractor, S.A.R.A. retains sole and absolute discretion in the manner and means of providing the contracted services. Amerifirst shall not be responsible for payment of employment taxes or withholding of income or other taxes.

7.    Confidential Information.

      A. It is recognized by each party to this Agreement that certain information, including but not limited to medical records of applicants, Mortality Profile Reports, business practices, proprietary know-how, marketing, pricing, financial information, customer lists and data (collectively "confidential information"), which is proprietary and non-public may be disclosed to the other party pursuant to the Agreement. Amerifirst and S.A.R.A. agree that confidential information will only be available to officers, employees or agents of the parties who may be required to have access to such confidential information, in order to perform their duties under this Agreement and that confidential information will not be disclosed to any other person, firm or entity without obtaining the prior written consent of the other party.

      B. S.A.R.A. may destroy all file materials reviewed after completion of its review. However, S.A.R.A. may retain such files as long as it maintains adequate security over them.

8. Any disputes relating to this Agreement will be governed by the laws of the State of Florida, without regard to conflict of law provisions. Parties hereby agree that the venue for any legal proceedings relating to this Agreement will be held in the state or federal courts of the State of Florida in St. John's County.

9. Any controversy or claim arising out of or relating to this contract, or the breach of this contract shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules as amended, and judgment on the


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      award rendered by an arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to payment of its reasonable attorney's fees and court costs.

10. This Agreement is expressly intended to govern the respective rights and duties of the parties both during the term of this Agreement and thereafter.

11. Entire Agreement and Amendments. Amerfirst and S.A.R.A. agree that this Agreement constitutes the entire agreement between them with respect to this subject matter. The terms and provisions of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever, except by a written instrument executed by Amerifirst and S.A.R.A.

In witness whereof, the parties have executed this Agreement as of November 1, 2002.

On behalf of                           On behalf of
Amerifirst Financial Services, Inc.    Systems for Advanced Risk Analysis, L.P.


/s/ John Tooke                         /s/ Tom Frommer
---------------------------------      ------------------------------------
Signature                              Signature


John Tooke                             Tom Frommer
---------------------------------      ------------------------------------
Printed Name                           Printed Name


President                              Manager
---------------------------------      ------------------------------------
Title                                  Title


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                                    EXHIBIT A

                          SAMPLE LIFE EXPECTANCY REPORT

Insured: Xxxxxx Xxxxxx                    Report Requested By: Amerifirst

Social Security Number: xxx-xx-xxxx       Gender: Male

Date of Birth: 23 July 1950               Height: 72" (6/08/01)

Age: 51                                   Weight: 225lbs. (6/08/01)

Control Number: xxxxxxxx                  Smoking Status:  NS

Medical History:

We have reviewed records from 1994 to 10 July 2001. The 8 June 2001 neurology note indicates that Mr. Xxxxxx has "possible probable ALS." He developed slurred speech in December 2000. The 10 July 2001 neurology note reports that he recently developed difficulty with ambulation and rising from a sitting position. Bulbar signs and diffuse motor neuron dysfunction were noted.

On 14 November 1994, Mr. Xxxxxx had cardiac catheterization following a SPECT cardiolite that was suggestive of ischemia. Two 50% LAD lesions were found. On 26 March 1999, he had a negative stress test and a negative nuclear scan. No recent angina was reported.

Estimated Life Expectancy: 21 months*

Discussion of Significant Medical Conditions Affecting Mortality*:

Mr. Xxxxxx has stable coronary artery disease, as well as treated and controlled hypertension. While his cardiac conditions are of some concern, of most significance by far is the presumptive diagnosis of ALS. Mr. Xxxxxx has a neurologic condition that is progressing rapidly.

*Please note: Our estimated life expectancy is an estimate base on those records provided to us by Amerifirst through 7/10/01 and our best judgment. There can be no guarantee as to the accuracy of any specific estimated life expectancy and Systems for Advanced Risk Analysis assumes no liability for any estimated life expectancy provided.

-------------------------------                      -----------------------
                                                     Date of Report

This report is intended only for the specific use of the company or individual requesting the report and may not be distributed to any other party without the written consent of Systems for Advanced Risk Analysis or the insured. All medical information and/or information specific to the identity of any individual is considered confidential under certain state and Federal laws. If your state or the insured individual's state of residence requires such protection then state law prohibits you from making further disclosure of the information without specific written consent of the person to whom it pertains or as otherwise permitted by law.


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